Exhibit 99.1

CONTACT: Press Inquiries Scott Larson Sycamore Networks, Inc. 978-250-3433 scott.larson@sycamorenet.com	Investor Inquiries Investor Relations Sycamore Networks, Inc. 978-250-3460 investor.info@sycamorenet.com

SYCAMORE ANNOUNCES WORKFORCE REALIGNMENT

CHELMSFORD, Mass., June 29, 2007 – Sycamore Networks, Inc. (NASDAQ: SCMR) today announced a workforce realignment that will include a reduction of 46 employees. The realignment, which will be largely completed by the end of July, represents approximately 10 percent of Sycamore’s total workforce. These actions are designed to better align development resources with future growth opportunities, further improve operational efficiencies, and capitalize on additional acquisition synergies. Following completion of this realignment, the Company will employ approximately 415 employees on a worldwide basis.

“These actions are necessary to further strengthen our competitiveness and strategic position, while improving our financial performance,” said Daniel E. Smith, president and chief executive officer.

As a result of these actions, the Company expects to incur restructuring charges and asset impairment charges in the range of $4.0 million to $7.0 million, the majority of which will be recorded in the six-month period ending October 27, 2007. The workforce realignment will be implemented across multiple functional areas. Employees affected by the realignment will receive separation packages, which include severance pay, benefits and outplacement services.

About Sycamore Networks

Sycamore Networks, Inc. (NASDAQ: SCMR) is a leading provider of intelligent networking solutions for fixed line and mobile network operators worldwide. From multiservice access networks to the optical core, Sycamore products enable network operators to lower overall network costs, increase operational efficiencies, and rapidly deploy new revenue-generating services. Sycamore’s global customer base includes Tier 1 service providers, government agencies, and utility companies. For more information, please visit www.sycamorenet.com.

We wish to caution you that certain matters discussed in this news release constitute forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that actual results or events could differ materially from those stated or implied in forward-looking statements. These risks and uncertainties include, but are not limited to, the findings, including possible tax liabilities and penalties resulting from the audit of certain of the Company’s income tax returns by the Internal Revenue Service, risks relating to the formal investigations commenced by the Securities and Exchange Commission and the U.S. Attorney’s office with respect to certain stock options granted by the Company, additional actions and findings that may result from the investigation into such stock options and the accounting therefor, including the restatement of previously issued financial statements, certain purported shareholder derivative actions filed against the Company and certain of its current and former officers and its directors, the Company’s inability to file timely periodic reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission and the possible delisting of the Company’s common stock by NASDAQ. Certain additional risks are set forth in more detail in the section entitled Factors that May Affect Future Results in the Company’s most recent Form 10-K filed by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.